Exhibit 99.1

WestRock Reports Fiscal 2016 First Quarter Results

  Delivered Solid Operating Results and Strong Free Cash Flow
  Realizing Strategic Benefits of Merger; On Track to Meet $1 Billion Annualized Synergy and Performance Improvements Objective by the End of Fiscal 2018

NORCROSS, Ga.--(BUSINESS WIRE)--January 28, 2016--WestRock Company (WestRock) (NYSE: WRK) today announced results for its fiscal first quarter ended December 31, 2015. Due to the $478 million non-cash goodwill impairment charge associated with the Specialty Chemicals segment, WestRock recorded a loss of $1.76 per diluted share and adjusted earnings of $0.59 per diluted share.

Three Months Ended
December 31, 2015

Loss per diluted share	$(1.76)

Restructuring and other items	0.49
Merger and acquisition inventory step-up expense	0.01
Impairment of Specialty Chemicals goodwill	1.86
Adjustment to reflect adjusted earnings on a fully diluted basis	(0.01)

Adjusted earnings per diluted share	$0.59

“We continued to make excellent progress toward building the premier global packaging company that we envisioned when we announced the strategic combination of RockTenn and MeadWestvaco just one year ago,” said Steve Voorhees, chief executive officer of WestRock. “This quarter we delivered strong cash flows and made strategic investments to position our business for growth, while maintaining our disciplined and balanced capital allocation strategy. WestRock is realizing the strategic benefits of the merger, having already achieved an annual run rate of over $250 million of synergies and performance improvements, and we remain on track to meet our $1 billion objective by the end of fiscal 2018.”

Net sales for WestRock for the quarter ended December 31, 2015, were $3.68 billion and segment income was $279 million. Adjusted segment income was $284 million, excluding the pre-tax impact of expensing $5 million of inventory that was stepped-up to fair value in purchase accounting, net of related LIFO.

Restructuring and other items included $138 million of pre-tax facility closure costs, which primarily related to the previously announced permanent closure of the Coshocton, Ohio, medium mill and the Newberg, Oregon, mill; $21 million of pre-tax integration expenses primarily including severance and other costs primarily associated with the merger; $12 million of operating losses and transition costs primarily associated with operations in the process of being closed; $8 million of pre-tax costs associated with the planned spin-off of our Specialty Chemicals business into a new public company, Ingevity; $4 million of acquisition expenses; and $3 million of start-up costs at the Specialty Chemicals carbon facility in China.

The Company re-assessed the valuation of the Specialty Chemicals business in light of changing market conditions and lower comparative market valuations for companies in their peer group, and reduced the estimated enterprise value to approximately $1.6 billion. As a result, the Company recorded a pre-tax and after-tax goodwill impairment charge of $478 million. WestRock is continuing with the spin of Ingevity, and anticipates completion by early May, later than previously announced due to the inherent complexities of the separation process.

Presentation of Financial Statements

On July 1, 2015, Rock-Tenn Company (RockTenn) and MeadWestvaco Corporation (MeadWestvaco) completed a strategic combination of their respective businesses. After completion of this transaction, RockTenn and MeadWestvaco became wholly owned subsidiaries of WestRock. RockTenn was the accounting acquirer in the transaction with MeadWestvaco, therefore, unless otherwise indicated, the financial statements included in this release beginning on page seven reflect only the results of RockTenn for fiscal periods prior to the transaction. WestRock’s consolidated financial statements include the consolidated results of the new company WestRock for periods following the transaction.

The results disclosed in this release as “Combined” for the prior year period beginning on page two do not reflect WestRock’s pro forma results on a GAAP basis but rather represent the addition of RockTenn and MeadWestvaco’s individual results for the quarter ended December 31, 2014. MeadWestvaco’s results have been recast for changes to charge the MeadWestvaco segments for items such as additional corporate costs, pension service costs and stock-based compensation in order to be consistent with WestRock’s methodology, as well as to remove interest expense and other income, net from MeadWestvaco’s Corporate and Other category. The combined results for RockTenn and MeadWestvaco in this release for the quarter ended December 31, 2014, also do not reflect the effect of any purchase accounting adjustments, including but not limited to the elimination of intercompany sales and the fair value of assets and liabilities. In the tables below, Segment EBITDA is computed as Segment Income plus Depreciation and Amortization. See Non-GAAP Financial Measures and Reconciliations beginning on page eleven.

Consolidated Financial Results

The financial results below illustrate the performance of WestRock and the combined performance of RockTenn and MeadWestvaco (as described above) for the quarter ended December 31, 2015, and December 31, 2014, respectively (in millions).

		Combined
	Dec. 31, 2015	Dec. 31, 2014	Change

Net Sales	$3,680.7	$3,888.3	$(207.6)
Adjusted Segment EBITDA including Non-Allocated expenses (1)	$573.7	$641.7	$(68.0)
Depreciation	$223.5	$203.9	$19.6
Amortization	$70.8	$39.1	$31.7
Adjusted Segment Income including Non-Allocated expenses (1)	$279.4	$398.7	$(119.3)

(1)	Adjusted Segment EBITDA and Adjusted Segment Income exclude $4.8 million and $1.1 million pre-tax expense for inventory stepped-up in purchase accounting, net of related LIFO, in the quarters ended December 31, 2015 and 2014, respectively.

The $208 million decline in net sales compared to the combined prior year period was primarily attributable $125 million due to foreign currency translations, $41 million for the reduction in net sales in the Consumer Packaging segment due to MeadWestvaco’s sale of its European tobacco converting business in fiscal 2015, prior to the merger, $31 million of specialty chemicals sales and $30 million of lower Land and Development net sales primarily related to forestland sales that occurred in the prior year quarter. In addition, approximately $119 million of net sales related to the SP Fiber and Carolina brand acquisitions were offset by $118 million in declines in volume, price and mix in our Corrugated and Consumer Packaging businesses.

Adjusted Segment EBITDA declined by $68 million compared to the prior year quarter due to the $29 million decline in Specialty Chemicals, the $25 million decline in the Land and Development business and a reduction in pension income of $29 million. Adjusted Segment EBITDA of our core Consumer and Corrugated Packaging businesses and corporate expenses excluding pension income, increased by $15 million due to our synergy and performance improvements more than offsetting the decline in volume, price and the net impact of deflation.

Non-Allocated Expenses

		Combined
	Dec. 31, 2015	Dec. 31, 2014	Change

Non-Allocated Expenses excluding Non-Service Pension Income	$26.8	$48.0	$(21.2)
Non-Service Pension Income	$(22.3)	$(47.0)	$24.7
Non-Allocated Expenses as reported	$4.5	$1.0	$3.5

Non-Allocated Expenses excluding non-service pension income decreased $21 million compared to the prior year quarter due to cost reductions and increased allocation of costs to our segments. Non-service pension income associated with our qualified and nonqualified defined benefit pension plans declined by $25 million. The decrease in non-service pension income compared to the prior year quarter was primarily due to the lower expected return on asset assumption that management established in the fourth quarter of fiscal 2015 as a result of the U.S. Qualified Pension Plans investment de-risking implemented in anticipation of the merging of certain RockTenn and MeadWestvaco pension plans at that time.

Segment Results

Corrugated Packaging

		Combined
	Dec. 31, 2015	Dec. 31, 2014	Change

Segment Sales	$1,964.3	$1,982.0	$(17.7)
Adjusted Segment EBITDA (1)	$324.8	$339.8	$(15.0)
Depreciation	$121.7	$107.1	$14.6
Amortization	$22.4	$23.1	$(0.7)
Adjusted Segment Income (1)	$180.7	$209.6	$(28.9)

(1)	Adjusted Segment EBITDA and Adjusted Segment Income in the quarter ended December 31, 2015 exclude $0.6 million pre-tax expense for inventory stepped-up in purchase accounting.

Operating Highlights for the Quarter Ended December 31, 2015:

  North American corrugated Adjusted EBITDA margin of 17.7%; Brazil corrugated Adjusted EBITDA margin of 24.8%
  North American box shipments increased 2.9% compared to the prior year quarter; pricing stable over the prior year quarter
  Corrugated Packaging segment shipments in North America were 2.05 million tons in the quarter ended December 31, 2015; an increase of 51,000 tons from the prior year quarter
  Economic downtime of 144,000 tons and maintenance downtime of 120,000 tons; the economic downtime tons exclude 40,000 tons of containerboard related to the Newberg mill closure in the December quarter
  Incurred pre-tax operating losses of $7 million associated with operating the Newberg mill in the quarter ended December 31, 2015

Period Comparability Items:

  The impact of foreign exchange on Corrugated Packaging segment sales and income for the quarter ended December 31, 2015 was unfavorable $80 million and $14 million, respectively

Consumer Packaging

		Combined
	Dec. 31, 2015	Dec. 31, 2014	Change

Segment Sales	$1,542.2	$1,669.2	$(127.0)
Adjusted Segment EBITDA (1)	$218.5	$210.3	$8.2
Depreciation	$87.8	$87.9	$(0.1)
Amortization	$37.3	$10.1	$27.2
Adjusted Segment Income (1)	$93.4	$112.3	$(18.9)

(1)	Adjusted Segment EBITDA and Adjusted Segment Income in the quarter ended December 31, 2015 and 2014 exclude $2.2 million and $1.1 million pre-tax expense, respectively, for inventory stepped-up in purchase accounting, net of related LIFO.

Operating Highlights for the Quarter Ended December 31, 2015:

  Consumer Packaging segment year-over-year Adjusted EBITDA margin growth of 160 basis points
  Solid demand in folding carton and beverage packaging
  Merchandising displays softness in customer promotional spending during the quarter
  Home, health and beauty business delivered strong EBITDA margin growth due to favorable product mix, lower input costs and improved productivity
  Exited certain non-core international operations which incurred $4 million of pre-tax losses during the quarter

Period Comparability Items:

  The impact of foreign exchange on Consumer Packaging segment sales and income for the quarter ended December 31, 2015, was an unfavorable $45 million and $3 million, respectively
  The quarter ended December 31, 2014, included $41 million and $3 million of sales and segment income, respectively, related to the legacy MeadWestvaco European tobacco converting business that was sold in fiscal 2015 prior to the merger

Specialty Chemicals

		Combined
	Dec. 31, 2015	Dec. 31, 2014	Change

Segment Sales	$209.8	$241.0	$(31.2)
Adjusted Segment EBITDA (1)	$31.8	$60.5	$(28.7)
Depreciation	$12.0	$7.2	$4.8
Amortization	$10.7	$1.6	$9.1
Adjusted Segment Income (1)	$9.1	$51.7	$(42.6)

(1)	Adjusted Segment EBITDA and Adjusted Segment Income in the quarter ended December 31, 2015 exclude $2.0 million pre-tax expense for inventory stepped-up in purchase accounting, net of related LIFO.

Operating Highlights for the Quarter Ended December 31, 2015:

  Record December quarter sales for activated carbon and calendar year sales of activated carbon and asphalt additive products
  Significantly higher plant outage and other costs in the quarter compared to the prior year quarter
  Oilfield chemicals sales down significantly due to reduced oilfield drilling and production activity
  Pricing and volume pressure in certain industrial specialties markets due to competitive materials
  New activated carbon plant in China started trial production runs during the quarter; start-up costs of $3 million pre-tax; segment expects to realize sales in the first half of calendar 2016

Period Comparability Items:

  The impact of foreign exchange on Specialty Chemicals segment sales and income for the quarter ended December 31, 2015, was an unfavorable $5 million and favorable $1 million, respectively

Land and Development

		Combined
	Dec. 31, 2015	Dec. 31, 2014	Change

Segment Sales	$15.4	$44.9	$(29.5)
Segment EBITDA	$1.4	$26.5	$(25.1)
Depreciation	$0.7	$0.3	$0.4
Amortization	$-	$0.1	$(0.1)
Segment Income	$0.7	$26.1	$(25.4)

Operating Highlights for the Quarter Ended December 31, 2015:

  Continuing strong economic and real estate trends in Charleston, SC market

Period Comparability Items:

  The prior year quarter included $37 million of forestland sales
  Segment income in the quarter ended December 31, 2015, was impacted by expensing $5 million of step-up in land values for items sold during the period; the step-up in values occurred due to purchase accounting and will impact future periods’ reported cost of sales

Cash Provided From Operating, Financing and Investing Activities

Cash from operations was $523 million in the first quarter of fiscal 2016. Total debt was $5.82 billion at December 31, 2015. Total Funded Debt (as defined) was $5.55 billion at December 31, 2015; our Leverage Ratio (as defined) was 2.20 times. The primary difference between total debt and Total Funded Debt is due to the inclusion of unamortized debt stepped-up to fair value in purchase accounting and deferred financing costs which are included in total debt.

During the first quarter of fiscal 2016, WestRock invested $282 million in the previously announced acquisition of SP Fiber Holdings, Inc. net of cash received and paid $37 million for debt owed by Green Power Solutions of Georgia, LLC, a renewable energy joint venture providing energy to Georgia Power and steam to the Dublin, Georgia, paper mill acquired in the transaction.

The Company invested $204 million in capital expenditures, returned $94 million to our stockholders in stock repurchases and returned to stockholders an additional $96 million in dividends.

Conference Call

The Company will host a conference call to discuss the results of operations for the first quarter of fiscal 2016 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on January 29, 2016. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.westrock.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode WESTROCK. Replays of the call will be available through March 5, 2016, and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About WestRock

WestRock (NYSE:WRK) aspires to be the premier partner and unrivaled provider of paper and packaging solutions in consumer and corrugated markets. WestRock's 41,000 team members support customers around the world from more than 250 operating and business locations spanning North America, South America, Europe and Asia. For more information, visit www.westrock.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and are typically identified by words or phrases such as "may," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "potential" and "forecast," and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. WestRock cautions readers that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements regarding, among other things that we are realizing the strategic benefits of the merger; we remain on track to meet our $1 billion synergy and performance improvements objective by the end of fiscal 2018; our Specialty Chemicals segment expects to realize sales from our new activated carbon plant in China in the first half of calendar 2016; and, with respect to our Land and Development segment, step-up of land values will impact future periods. With respect to these statements, WestRock has made assumptions regarding, among other things, the results and impacts of the merger of MeadWestvaco and RockTenn; whether and when the spin-off of WestRock's Specialty Chemicals business will occur; economic, competitive and market conditions generally; volumes and price levels of purchases by customers; competitive conditions in WestRock's businesses and possible adverse actions of their customers, competitors and suppliers. Further, WestRock's businesses are subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for their products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; the scope, costs, timing and impact of any restructuring of our operations and corporate and tax structure; the occurrence of a natural disaster, such as a hurricane, winter or tropical storm, earthquake, tornado, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair, which could result in operational disruptions of varied duration; our desire or ability to continue to repurchase company stock; and adverse changes in general market and industry conditions. Such risks and other factors that may impact management's assumptions are more particularly described in our filings with the Securities and Exchange Commission, including Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. The information contained herein speaks as of the date hereof and WestRock does not have or undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

WestRock Company
Condensed Consolidated Statements of Income
In millions, except per share amounts (unaudited)

	Three months ended
	December 31,
	2015	2014

Net sales	$3,680.7	$2,514.2

Cost of goods sold	2,979.5	2,044.7

Gross profit	701.2	469.5
Selling, general and administrative, excluding intangible amortization	363.7	221.3
Selling, general and administrative intangible amortization	64.2	22.4
Pension lump sum settlement and retiree medical curtailment, net	-	11.9
Restructuring and other costs, net	171.1	5.4
Impairment of Specialty Chemicals goodwill	478.3	-

Operating profit (loss)	(376.1)	208.5
Interest expense	(65.2)	(23.3)
Interest income and other income (expense), net	14.5	0.2
Equity in income of unconsolidated entities	1.3	2.2

Income (loss) before income taxes	(425.5)	187.6

Income tax expense	(26.2)	(62.0)

Consolidated net income (loss)	(451.7)	125.6

Less: Net income attributable to noncontrolling interests	(1.8)	(0.5)

Net income (loss) attributable to common
stockholders	$(453.5)	$125.1

Computation of diluted earnings (loss) per share under the two-class method
(in millions, except per share data):

Net income (loss) attributable to common stockholders	$(453.5)	$125.1
Less: Distributed and undistributed income
available to participating securities	-	(0.1)
Distributed and undistributed income (loss) available
to common stockholders	$(453.5)	$125.0

Diluted weighted average shares outstanding	257.6	142.8

Diluted earnings (loss) per share	$(1.76)	$0.88

WestRock Company
Segment Information
In millions (unaudited)

	Three months ended
	December 31,
	2015	2014

Net sales:

Corrugated Packaging	$1,964.3	$1,842.8
Consumer Packaging	1,542.2	713.0
Specialty Chemicals	209.8	-
Land and Development	15.4	-
Intersegment Eliminations	(51.0)	(41.6)

Total net sales	$3,680.7	$2,514.2

Income (loss) from operations before income taxes:

Corrugated Packaging	$180.1	$184.9
Consumer Packaging	91.2	59.0
Specialty Chemicals	7.1	-
Land and Development	0.7	-

Total segment income	$279.1	$243.9

Pension lump sum settlement and retiree medical curtailment, net	-	(11.9)
Restructuring and other costs, net	(171.1)	(5.4)
Impairment of Specialty Chemicals goodwill	(478.3)	-
Non-allocated expenses	(4.5)	(15.9)
Interest expense	(65.2)	(23.3)
Interest income and other income (expense), net	14.5	0.2

Income (loss) from operations before income taxes	$(425.5)	$187.6

WestRock Company
Condensed Consolidated Statements of Cash Flows
In millions (unaudited)

	Three months ended December 31,
	2015	2014
Cash flows from operating activities:
Consolidated net income (loss)	$(451.7)	$125.6
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	294.3	151.8
Cost of real estate sold	9.3	-
Deferred income tax (benefit) expense	(20.5)	58.9
Share-based compensation expense	11.8	10.7
(Gain) loss on disposal of plant and equipment and other, net	(0.5)	0.6
Equity in income of unconsolidated entities	(1.3)	(2.2)
Pension and other postretirement funding (more) than expense (income)	(12.2)	4.6
Cash surrender value increase in excess of premium paid	(10.0)	-
Impairment adjustments and other non-cash items	108.5	(2.9)
Impairment of Specialty Chemicals goodwill	478.3	-
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	228.6	94.8
Inventories	(59.5)	(19.1)
Other assets	16.0	(5.4)
Accounts payable	(49.0)	(51.5)
Income taxes	30.5	(5.7)
Accrued liabilities and other	(49.6)	(27.8)
Net cash provided by operating activities	523.0	332.4
Investing activities:
Capital expenditures	(203.8)	(126.9)
Cash paid for purchase of businesses, net of cash acquired	(281.7)	-
Debt purchased in connection with an acquisition	(36.5)	-
Investment in unconsolidated entities	(0.1)	-
Return of capital from unconsolidated entities	0.1	0.2
Proceeds from the sale of subsidiary and affiliates	10.2	-
Proceeds from sale of property, plant and equipment	8.4	3.5
Net cash used for investing activities	(503.4)	(123.2)
Financing activities:
Additions to revolving credit facilities	121.9	39.4
Repayments of revolving credit facilities	(75.5)	(58.7)
Additions to debt	277.2	10.9
Repayments of debt	(143.8)	(165.6)
Commercial card program	(0.4)	(0.4)
Debt issuance costs	-	(0.1)
Issuances of common stock, net of related minimum tax withholdings	5.4	1.8
Purchases of common stock	(94.3)	(8.7)
(Repayments to) advances from unconsolidated entity	(1.1)	0.5
Cash dividends paid to stockholders	(96.4)	(26.3)
Cash distributions to noncontrolling interests	(2.8)	(1.2)
Net cash used for financing activities	(9.8)	(208.4)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.6)
Increase in cash and cash equivalents	8.6	0.2
Cash and cash equivalents at beginning of period	228.3	32.6
Cash and cash equivalents at end of period	$236.9	$32.8
Supplemental disclosure of cash flow information
Cash paid during the period for:
Income taxes, net of refunds	$23.4	$8.8
Interest, net of amounts capitalized	19.2	5.6

WestRock Company
Condensed Consolidated Balance Sheets
In millions (unaudited)

	December 31, 2015	September 30, 2015
Assets
Current assets
Cash and cash equivalents	$236.9	$228.3
Restricted cash	7.3	7.3
Accounts receivable (net of allowances of $31.3 and $29.6)	1,491.0	1,690.0
Inventories	2,027.4	1,963.4
Other current assets	245.7	271.4

Total current assets	4,008.3	4,160.4

Property, plant and equipment, net	9,762.7	9,596.7
Goodwill	5,229.1	5,694.5
Intangibles, net	3,494.2	3,552.2
Restricted assets held by special purpose entities	1,298.7	1,302.1
Prepaid pension asset	530.4	532.9
Other assets	507.8	518.0

Total assets	$24,831.2	$25,356.8

Liabilities and Equity
Current liabilities
Current portion of debt	$184.8	$74.1
Accounts payable	1,313.7	1,303.8
Accrued compensation and benefits	275.6	358.0
Other current liabilities	475.0	427.3

Total current liabilities	2,249.1	2,163.2

Long-term debt due after one year	5,631.7	5,558.3
Pension liabilities, net of current portion	301.6	316.0
Postretirement medical liabilities, net of current portion	141.0	143.0
Non-recourse liabilities held by special purpose entities	1,176.7	1,179.6
Deferred income taxes	3,533.0	3,540.6
Other long-term liabilities	661.6	658.0
Redeemable noncontrolling interests	14.1	14.2

Total common stockholders' equity	10,975.7	11,651.8
Noncontrolling interests	146.7	132.1
Total Equity	11,122.4	11,783.9

Total liabilities and equity	$24,831.2	$25,356.8

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, discuss the reasons that we believe this information is useful to management and may be useful to investors, and provide reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Adjusted Segment EBITDA Margins

Our management uses “Adjusted Segment EBITDA Margins”, along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers. “Adjusted Segment EBITDA Margin” is calculated for each segment by dividing that segment’s Adjusted Segment EBITDA by Adjusted Segment Sales.

Set forth below is a reconciliation of Adjusted Segment Sales, Adjusted Segment EBITDA and Adjusted Segment EBITDA margins to the most directly comparable GAAP measures, Segment Net Sales and Segment Income for the quarter ended December 31, 2015 (in millions, except percentages):

	Corrugated	Consumer	Specialty	Land and	Corporate
	Packaging	Packaging	Chemicals	Development	/ Other	Consolidated

Segment Net Sales	$1,964.3	$1,542.2	$209.8	$15.4	$(51.0)	$3,680.7
Less: Trade Sales	(65.1)	—	—	—	—	(65.1)
Adjusted Segment Sales	$1,899.2	$1,542.2	$209.8	$15.4	$(51.0)	$3,615.6

Segment Income including Corporate	$180.1	$91.2	$7.1	$0.7	$(4.5)	$274.6
Plus: Inventory Step-up	0.6	2.2	2.0	—	—	4.8
Adjusted Segment Income including Corporate	$180.7	$93.4	$9.1	$0.7	$(4.5)	$279.4
Depreciation and Amortization	144.1	125.1	22.7	0.7	1.7	294.3
Adjusted Segment EBITDA	$324.8	$218.5	$31.8	$1.4	$(2.8)	$573.7

Adjusted Segment EBITDA Margins	17.1%	14.2%	15.2%	9.1%

	North American Corrugated	Brazil Corrugated	Other	Total Corrugated Packaging

Segment Net Sales	$1,762.3	$86.7	$115.3	$1,964.3
Less: Trade Sales	(65.1)	—	—	(65.1)
Adjusted Segment Sales	$1,697.2	$86.7	$115.3	$1,899.2

Segment Income	$169.6	$10.0	$0.5	$180.1
Plus: Inventory Step-up	0.5	0.1	―	0.6
Adjusted Segment Income	$170.1	$10.1	$0.5	$180.7
Depreciation and Amortization	130.0	11.4	2.7	144.1
Adjusted Segment EBITDA	$300.1	$21.5	$3.2	$324.8
Adjusted Segment EBITDA Margins	17.7%	24.8%	2.8%	17.1%

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Credit Agreement. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including goodwill impairment charges, certain restructuring and other costs, merger, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

“Total Funded Debt” is calculated in accordance with the definition contained in our Credit Agreement. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, if any, less certain cash, less the fair value of debt step-up remaining from the merger and deferred financing costs, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Agreement and as a measure of operating performance. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the December 31, 2015 calculation, our Leverage Ratio was 2.20 times. While the Leverage Ratio under the Credit Agreement determines the credit spread on our debt we are not subject to a Leverage Ratio cap. The Credit Agreement is subject to a Debt to Capitalization and Consolidated Interest Coverage Ratio, as defined in the Credit Agreement. Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate our performance and to compare to our target Leverage Ratio of 2.25x – 2.50x.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended December 31, 2015, to the most directly comparable GAAP measure, Consolidated Net Income (Loss):

(In Millions)

Consolidated Net Income (Loss)	$(65.5)
Interest Expense, net	130.8
Income Taxes	214.7
Depreciation, Depletion and Amortization	883.3
Additional Permitted Charges	1,361.3
Credit Agreement EBITDA	$2,524.6

Additional Permitted Charges in the table above includes among other items, the $478 million goodwill impairment charge for our Specialty Chemicals business; $185 million and $265 million for MeadWestvaco for the quarters ended March 30, 2015 and June 30, 2015, respectively; $313 million of Restructuring and other costs, net and $77 million pre-tax expense for inventory stepped-up in purchase accounting.

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year as of December 31, 2015:

(In Millions, except ratio)

Current Portion of Debt	$184.8
Long-Term Debt Due After One Year	5,631.7
Total Debt	5,816.5
Less: Unamortized Debt Stepped-up in Purchase Accounting and Deferred Financing Costs	(321.1)
Plus: Letters of Credit, Guarantees and Other Adjustments	50.0
Total Funded Debt	$5,545.4

Credit Agreement EBITDA	$2,524.6

Leverage Ratio	2.20	x

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP financial measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate our performance because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate our performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to common stockholders and Earnings per diluted share, respectively. Set forth below at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Loss attributable to common stockholders (in millions).

Three Months Ended
December 31, 2015

Loss attributable to common stockholders	$(453.5)

Restructuring and other items	125.6
Merger and acquisition inventory step-up expense	3.3
Impairment of Specialty Chemicals goodwill	478.3

Adjusted net income	$153.7

The Combined RKT / MWV column in the table below represents the addition of RockTenn and MeadWestvaco’s individual results for the quarter ended December 31, 2014. MeadWestvaco’s results have been recast for changes to charge the MeadWestvaco segments for items such as additional corporate costs, pension service costs and stock-based compensation in order to be consistent with WestRock’s methodology, as well as to remove interest expense and other income, net from MeadWestvaco’s Corporate and Other category, and does not reflect the effect of any purchase accounting adjustments, including but not limited to the elimination of intercompany sales and the fair value of assets and liabilities and therefore do not reflect WestRock’s pro forma results on a GAAP basis (in millions, except percentages):

	RKT (1)	MWV as Reported (2)	MWV Adjustments (3)	MWV Recast Total	Combined RKT / MWV
Segment Sales
Corrugated Packaging	$1,842.8	$139.2	$-	$139.2	$1,982.0
Consumer Packaging	713.0	956.2	-	956.2	1,669.2
Specialty Chemicals	-	241.0	-	241.0	241.0
Land & Development	-	44.9	-	44.9	44.9
Intersegment Eliminations	(41.6)	(7.2)	-	(7.2)	(48.8)
Total Segment sales	$2,514.2	$1,374.1	$-	$1,374.1	$3,888.3

Adjusted Segment Income
Corrugated Packaging	$184.9	$27.2	$(2.5)	$24.7	$209.6
Consumer Packaging	60.1	84.4	(32.2)	52.2	112.3
Specialty Chemicals	-	53.4	(1.7)	51.7	51.7
Land & Development	-	12.2	13.9	26.1	26.1
Total Segment Income	245.0	177.2	(22.5)	154.7	399.7
Non-Allocated Expenses	(15.9)	(23.1)	38.0	14.9	(1.0)
Adjusted Segment Income including Non-Allocated Expenses	229.1	154.1	15.5	169.6	398.7
Noncontrolling interest	-	15.5	(15.5)	-	-
MWV Interest and Other Items	-	(73.0)	-	(73.0)	(73.0)
	$229.1	$96.6	$-	$96.6	$325.7

Depreciation and Amortization
Corrugated Packaging	$120.0	$10.2	$-	$10.2	$130.2
Consumer Packaging	27.6	70.4	-	70.4	98.0
Specialty Chemicals	-	8.8	-	8.8	8.8
Land & Development	-	0.4	-	0.4	0.4
Total Segment D&A	147.6	89.8	-	89.8	237.4
Non-Allocated Expenses	4.2	1.4	-	1.4	5.6
Total D&A	$151.8	$91.2	$-	$91.2	$243.0

Adjusted Segment EBITDA
Corrugated Packaging	$304.9	$37.4	$(2.5)	$34.9	$339.8
Consumer Packaging	87.7	154.8	(32.2)	122.6	210.3
Specialty Chemicals	-	62.2	(1.7)	60.5	60.5
Land & Development	-	12.6	13.9	26.5	26.5
Total Adjusted Segment EBITDA	392.6	267.0	(22.5)	244.5	637.1
Non-Allocated Expenses	(11.7)	(21.7)	38.0	16.3	4.6
Noncontrolling interest	-	15.5	(15.5)	-	-
Adjusted Segment EBITDA, including Non-Allocated Expenses	$380.9	$260.8	$-	$260.8	$641.7

Adjusted Segment EBITDA Margins
Corrugated Packaging	16.5%	26.9%	nm	25.1%	17.1%
Consumer Packaging	12.3%	16.2%	nm	12.8%	12.6%
Specialty Chemicals	0.0%	25.8%	nm	25.1%	25.1%
Land & Development	0.0%	28.1%	nm	59.0%	59.0%
Adjusted Segment EBITDA Margins, including Non-Allocated Expenses	15.1%	19.0%	nm	19.0%	16.5%

(1)	As adjusted for segment realignment, RockTenn's Consumer Packaging segment excludes $1.1 million of inventory step-up
(2)	As adjusted for segment realignment and presented to one decimal
(3)	Recasting of allocation of additional Corporate, pension and stock-based compensation costs to segments in order to conform to the WestRock methodology.

CONTACT:
WestRock
Investor Relations:
John Stakel, SVP-Treasurer, 678-291-7901
Jason Thompson, Dir. of Investor Relations, 804-444-2556
or
Media:
Tucker McNeil, Dir. of Corporate Communications, 804-444-6353